Exhibit 23.1

Consent of Independent Auditors

The Board of Directors
MTR Gaming Group, Inc.

We consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-14475), the Registration Statement on Form S-3 (No. 333-62937), the Post Effective Amendment No. 4 to the Form S-1 Registration Statement on Form S-3 (No. 333-12839), the Registration Statement on Form S-4 (No. 333-105188), the Registration Statement on Form S-4 (No. 333-105528), and the Registration Statements on Forms S-8 (Nos. 333-62191, 33-64733, 333-51796, 333-76270 and 333-110920) of our report dated March 5, 2004, except for Note 5, as to which the date is March 11, 2004 with respect to the consolidated financial statements and schedule included in this Annual Report (Form 10-K) of MTR Gaming Group, Inc., for the year ended December 31, 2003.

/s/ Ernst & Young LLP

Ernst & Young LLP

Pittsburgh, Pennsylvania
March 29, 2004